                                                                  EXHIBIT (c)(2)

                          TENDER AND OPTION AGREEMENT

     TENDER AND OPTION AGREEMENT, dated as of March 27, 1998 (the "Agreement"), by and among Dorel Industries Inc., a Quebec corporation ("Acquiror"), Horizon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of
Acquiror ("Merger Sub"), and [                    ] (the "Shareholder").

     WHEREAS, the Shareholder is the owner of [                    ] shares (the
"Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of Ameriwood Industries International Corporation (the "Company");

     WHEREAS, the Acquiror, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Merger Sub will make a cash tender offer (the "Offer") for all of the outstanding shares of Common Stock and after expiration of the Offer will merge with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, Acquiror has requested that the Shareholder agree, and in order to induce Acquiror and Merger Sub to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

     1. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Acquiror as follows:

          a. The Shareholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Shares and, there exist no liens, claims, security interests, options, proxies, voting agreements, charges, obligations, understandings, arrangements or other encumbrances of any nature whatsoever, except for restrictions applicable thereto under federal and state securities laws ("Liens"), affecting the Shares.

          b. The Shares and the certificates representing the Shares are now and at all times during the term hereof will be held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder free and clear of all Liens, except for the Liens described in (a) above and Liens arising hereunder. Upon transfer to Acquiror by the Shareholder of the Shares hereunder, Acquiror will have good and marketable title to the Shares, free and clear of all Liens.

          c. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          d. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under, (i) any contract, commitment, agreement, partnership agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or
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     by which the Shareholder is bound, (ii) any judgment, writ, decree, order or ruling applicable to the Shareholder or (iii) any law applicable to the Shareholder.

          e. To the Shareholder's knowledge, neither the execution and delivery of this Agreement nor the performance by the Shareholder of its obligations hereunder will require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), state antitrust laws or the federal securities laws.

     2. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub jointly and severally represent and warrant to the Shareholder as follows:

          a. Each of Acquiror and Merger Sub is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and constitutes the legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          b. The execution and delivery of this Agreement by each of Acquiror and Merger Sub does not, and the performance by each of Acquiror and Merger Sub of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its charter or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound or any judgment, writ, decree, order or ruling applicable to Acquiror or Merger Sub.

          c. Neither the execution and delivery of this Agreement nor the performance by each of Acquiror and Merger Sub of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Acquiror or Merger Sub or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act, state antitrust laws or the federal securities laws.

     3. Tender of Shares.

          a. Acquiror and Merger Sub jointly and severally agree:

             i. subject to the conditions of the Offer set forth in Annex A to the Merger Agreement and the other terms and conditions of the Merger Agreement, that Merger Sub will purchase all shares of Common Stock tendered pursuant to the Offer as promptly as practicable following commencement of the Offer and that Merger Sub will consummate the Merger in accordance with the terms of the Merger Agreement;

             ii. not to decrease the price per share to be paid to the Company's shareholders in the Offer below $9.625 per share (the "Tender Offer Price"); and

             iii. to deliver, or to cause to be delivered, the Offer Documents to the Shareholder. The provisions of Sections 3(a)(i) and 3(a)(ii) shall survive the termination of this Agreement.

          b. The Shareholder will (i) tender the Shares into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if the Shareholder has not received the Offer Documents by such time, within two business days following receipt of such documents, and

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

     (ii) not withdraw any Shares so tendered (except in the event the Stock Option is exercised). Upon the purchase of all the Shares pursuant to the Offer in accordance with this Section 3, this Agreement will terminate. The Shareholder will receive the same price per Share received by other shareholders of the Company in the Offer with respect to Shares tendered by it in the Offer. In the event that, notwithstanding the provisions of the first sentence of this Section 3(b), any Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. The Shareholder acknowledges that Merger Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer. On the date the Shares are accepted for payment and purchased by Merger Sub pursuant to the Offer, Merger Sub or Acquiror, as the case may be, shall make payment by wire transfer or other method (as agreed by Merger Sub and the Shareholder) to the Shareholder of the purchase price for such Shares to an account designated by the Shareholder.

          c. The Shareholder hereby agrees to permit Acquiror to publish and disclose in the Offer Documents and, if approval of the shareholders of the Company is required under applicable law, the Proxy Statement, its identity and ownership of Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

     4. Option to Purchase.

          a. The Shareholder hereby grants to Acquiror, subject to the terms and conditions hereof, an irrevocable option (the "Stock Option") to purchase the Shares at a purchase price per share of $9.625 per Share (the "Exercise Price") in cash, in the manner set forth in this Section 4. At any time prior to the termination of the Stock Option hereunder, Acquiror (or a wholly owned subsidiary of Acquiror) may exercise the Stock Option, in whole only, if on or after the date hereof:

             i. any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Acquiror or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), will have:

                A. commenced or announced an intention to commence a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in "beneficial ownership" (as defined in the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as defined in the Exchange Act)) of 35% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

                B. acquired beneficial ownership of shares of Common Stock that, when aggregated with any shares of Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause (B) does not include any corporation, partnership, person, other entity or group that beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis);

                C. acquired assets constituting 15% or more of the total assets or earning power of the Company taken as a whole;

                D. entered into an agreement with the Company that contemplates the acquisition of (x) assets constituting 15% or more of the total assets or earning power of the Company taken as a whole or (y) beneficial ownership of 15% or more of the outstanding voting equity of the Company; or

             ii. any of the events described in Section 8.1(c)(i) of the Merger Agreement that would allow the Company to terminate the Merger Agreement has occurred (after the passage of any time

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

        periods set forth in such sections but without the necessity of the Company having terminated the Merger Agreement).

             In the event that Acquiror wishes to exercise the Stock Option, Acquiror shall give written notice (the "Option Notice", with the date of the Option Notice being hereinafter called the "Notice Date") to the Shareholder specifying the place and date (not earlier than three nor later than ten Business Days from the Notice Date) for closing such purchase (a "Closing"). Acquiror's obligation to purchase the Shares upon any exercise of the Stock Option and the Shareholder's obligation to sell the Shares upon any exercise of the Stock Option are subject (at the election of Acquiror and the Shareholder, respectively,) to the conditions that (i) no preliminary or permanent injunction or other order prohibiting the purchase, issuance or delivery of the Shares issued by any Governmental Authority will be in effect and (ii) any applicable waiting period required for the purchase of Shares under the HSR Act will have expired or been terminated or clearance from the appropriate agencies shares have been obtained, provided that if such injunction or other order has become final and nonappealable, the Stock Option shall terminate; and provided further, that if the Stock Option is not exercisable because either of the circumstances described in the immediately foregoing clause (i) or (ii) exist, then the Stock Option shall be exercisable for the ten business day period commencing on the date that the circumstances set forth in clause (i) or (ii), as applicable, cease to exist, but in no event shall the Stock Option be exercisable after the date set forth in Section 9(c). Acquiror's obligation to purchase the Shares upon exercise of the Stock Option is further subject (at Acquiror's election) to the condition that there will have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement which breach has not been cured within ten business days of the receipt of written notice thereof from the Acquiror. The Shareholder's obligation to sell the Shares upon exercise of the Stock Option and the Shareholder's obligations under Section 7 are subject (at the Shareholder's election) to the further conditions that there will have been no material breach of the representations, warranties, covenants or agreements of Acquiror or Merger Sub contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within ten business days of the receipt of written notice thereof from the Shareholder.

          b. At the Closing, (i) the Shareholder shall deliver to Acquiror the certificate or certificates representing the Shares in proper form for transfer upon exercise of the Stock Option in the denominations designated by Acquiror in the Option Notice and (ii) Acquiror shall pay the aggregate purchase price for the Shares by wire transfer of immediately available funds to an account designated by the Shareholder in writing to Acquiror in the amount equal to the product of the Exercise Price and the number of the Shares.

          c. In the event that Acquiror or Merger Sub pays a price higher than $9.625 per share for Shares tendered into the Offer, the Exercise Price shall be increased to equal such higher price.

          d. In the event that Acquiror or Merger Sub exercise the Stock Option and subsequent to such exercise either (i) Acquiror or Merger Sub pays consideration in excess of the Exercise Price for the Common Stock pursuant to the Merger (a "Higher Price"), or (ii) (A) a Third Party commences a bona-fide tender offer or exchange offer for Common Stock for consideration in excess of the Exercise Price (the "Excess Consideration"), (B) the Company terminates the Merger Agreement in accordance with the provisions of Section 8.1(c)(i) thereof, (C) prior to such termination, but after receiving notice of the Company's intention to so terminate, Acquiror or Merger Sub exercises the Stock Option and (D) Acquiror or Merger Sub tenders the Shares it received upon the exercise of the Stock Option in such tender offer or exchange offer and receives Excess Consideration with respect to such Shares, then, in the case of (i) above, Acquiror or Merger Sub shall pay to the Shareholder in cash, within five days after Acquiror or Merger Sub pays the Higher Price to holders of Common Stock, an amount equal to the number of Shares multiplied by the difference between the Higher Price and the Exercise Price, and in the case of (ii) above, Acquiror or Merger Sub shall pay to the Shareholder in cash, within five days after Acquiror or Merger Sub receives the Excess Consideration to holders of Common Stock, an amount
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

     equal to the number of Shares multiplied by the difference between the Excess Consideration and the Exercise Price.

          e. The Shareholder has granted the Stock Option to Acquiror in order to induce Acquiror to enter into and consummate the transactions contemplated by the Merger Agreement. Acquiror and Merger Sub covenant and agree that they will perform their respective obligations under the Merger Agreement. The provisions of this Section 4(e) are intended both for the benefit of the Shareholder and for the benefit of the Company and may not be modified, waived or amended without the consent of the Company.

     5. Transfer of the Shares.

          a. During the term of this Agreement, the Shareholder will not (i) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or
     (v) take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

          b. The Shareholder agrees to place the following legend on any and all certificates evidencing the Shares:

        THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN TENDER AND OPTION AGREEMENT, DATED AS OF MARCH 27, 1998, BY AND BETWEEN DOREL
        INDUSTRIES INC., HORIZON ACQUISITION, INC. AND [                 ]. ANY
        TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

     6. Certain Other Agreements. The Shareholder shall notify Acquiror immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Shareholder or his attorneys, accountants or other agents (each of such actions, an "Interest"), in each case in connection with any Acquisition Proposal indicating, in connection with such notice, the name of the person indicating such Interest and the terms and conditions of any related proposals or offers. The Shareholder agrees to cease immediately and cause to be terminated immediately any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In addition, the Shareholder agrees to keep Acquiror informed, on a current basis, of the status and terms of any Acquisition Proposal. The Shareholder furthermore agrees not to, and will use his best efforts to ensure that his attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) in the event of an unsolicited written proposal in respect of an Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than Acquiror, any of its affiliates or representatives and except for information that has been previously publicly disseminated by the Company) relating to any Acquisition Proposal. The obligations provided for in this Section 6 shall become effective immediately following the execution and delivery of this Agreement by the parties hereto.

     7. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

          a. The Shareholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares
     (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with or
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

     prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company and (iii) if requested by Acquiror, in favor of a shareholder resolution proposed by Acquiror in accordance with applicable provisions of the Michigan Business Corporation Act (the "MBCA") the purpose of which is to cause the Offer and the Merger to be consummated and which does not relate to the election of directors.

          b. The Shareholder hereby irrevocably grants to, and appoints, Acquiror and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of the Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company (i) in favor of the Merger and
     (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

          c. The Shareholder represents that all proxies heretofore given in respect of the Shares, if any, are not irrevocable, and hereby revokes all such proxies given with respect to the Shares.

          d. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy set forth in this Section 7 is coupled with an interest and is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law and Section 422 of the MBCA.

     8. Adjustments. The number and types of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalization, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Shareholder's ownership of the Company's capital stock.

     9. Termination. Except as otherwise specifically provided herein, all obligations under this Agreement will terminate on the earliest of (a) the date the Merger Agreement is terminated in accordance with its terms or the date the Offer is terminated by Acquiror or Merger Sub as a result of any failure of a condition of the Offer; provided, however, that the provisions of Sections 4(a) shall not terminate until sixty (60) days thereafter (or such later time as permitted by Section 4(a)) if the Merger Agreement was terminated pursuant to
Section 8.1(c)(i) thereof, (b) the purchase of all the Shares pursuant to the Offer in accordance with Section 3 or pursuant to the Stock Option, or (c) on September 30, 1998. The provisions of Section 13 shall survive any termination of this Agreement.

     10. Effectiveness. This Agreement shall not be effective unless and until the Merger Agreement shall have been approved by the Company's Board of Directors.

     11. Brokerage. Acquiror, Merger Sub and the Shareholder represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Acquiror and Merger Sub, on the one hand, and the Shareholder, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Acquiror and Merger Sub, on the one hand, and Shareholder, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be.

     12. Miscellaneous.

          a. Except for the representations and warranties set forth in Section 1(a) and l(b), all representations and warranties contained herein will terminate upon the termination of this Agreement.

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

          b. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provisions or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          c. This Agreement contains the entire agreement among the parties in respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

          d. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in that state. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

          e. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

          f. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

       If to Shareholder to:
        [               ]
        [               ]
        [               ]
        [               ]
        [               ]
       [               ]

        with a copy to:

       Skadden, Arps, Slate, Meagher & Flom (Illinois)
        333 West Wacker
        Suite 2100
        Chicago, IL 60606
        Telephone: (312) 407-0700
        Telecopy: (312) 407-0411
        Attention: William R. Kunkel, Esq.

       If to Acquiror or Merger Sub to:
        [               ]
        [               ]
        [               ]
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

       with a copy to:
       [               ]
        [               ]
        [               ]
or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

          g. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

          h. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties.

          i. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

          j. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     13. Expenses. Except as provided in Section 4 hereof, all fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

     14. Further Assurances; Shareholder Capacity.

          a. The Shareholder shall, upon request of Acquiror or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Acquiror or Merger Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 7 hereof in Acquiror.

          b. Nothing in this Agreement shall be construed to prohibit any affiliate of the Shareholder who is a member of the Board of Directors of the Company from taking any action solely in his capacity as a member of the Board of Directors of the Company to the extent specifically permitted by the Merger Agreement or as required by applicable law.

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

     IN WITNESS WHEREOF, the Acquiror, Merger Sub and the Shareholder have caused this Agreement to be signed by their respective officers or representatives thereunto duly authorized, all as of the date first written above.

                                          DOREL INDUSTRIES INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          HORIZON ACQUISITION, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          --------------------------------------
                                          [          ], as Shareholder

                                        9